Exhibit 99.2

                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
                                                                          Page 1



                             DYCOM INDUSTRIES, INC.

                                November 25, 2003
                                  8:00 a.m. CST



Moderator      Ladies and gentlemen, thank you for standing by. Welcome to the
               Dycom Fiscal Year 2004 First Quarter Earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, this conference is being recorded.

               I would now like to turn the conference over to our host, Steve Nielsen, President and CEO. Please go ahead.

S. Nielsen     Thank you, Linda. Good morning, everyone. I'd like to thank you for attending our first quarter fiscal 2004 earnings conference call. With me we have in attendance Richard Dunn, our Chief
               Financial Officer; Tim Estes, our Chief Operating Officer; and
               Mike Miller, our General Counsel.

               Now I will turn the call over to Mike Miller. Mike.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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M. Miller      Thanks, Steve. Statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

               Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings including, but not limited to, the company's report on Form 10-K for the year ended July 26, 2003. Copies of these filings may be obtained by contacting the company or are available on the SEC's Web site. Steve.

S. Nielsen     Thanks, Mike. Yesterday after the markets closed we issued our first quarter 2004 earnings release. Previously, on November 6th, we announced entering into an agreement to purchase substantially all of the assets of First South Utility Construction, a provider of outside plant construction and engineering services to telecommunications providers throughout the United States.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               Furthermore, on November 17th we announced the execution of a definitive merger agreement with Utiliquest Holdings, whereby Utiliquest will become a wholly-owned subsidiary of Dycom. Utiliquest provides underground utility locating services throughout the United States. Both acquisitions are subject to customary closing conditions and are currently expected to close before the end of the first week of December.

               Given the substantial amount of information to be reviewed today, I will now outline the structure of this call. First I will recap the earnings release and provide backlog information. Second, I will comment on our first quarter and review recent industry developments, along with our contract awards and extensions during the quarter. Third, I will provide some general information concerning our agreements to acquire First South and Utiliquest. More details will be provided shortly, after the closing of these pending acquisitions. And finally, prior to Dick's detailed review of the financials, I will outline our outlook for the second quarter.

               Now for our results: For the quarter ending October 25, 2003 total contract revenues were $196 million versus $158.5 million in the year ago period, an increase of over 23%. Net income was $13.9 million for the October quarter versus $4.1 million in the year ago quarter, an increase of

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               239%, while fully diluted earnings per share was $0.29 versus
               $0.09, an increase of 222%. Backlog at the end of the first quarter of fiscal 2004 was $900.4 million versus $890.9 million at the end of the fourth quarter of 2003, a sequential increase of $9.5 million. Of this backlog approximately $417 million is expected to be completed in the next 12 months. These estimates of total backlog and 12-month backlog do not include any amount with respect to our pending acquisitions of First South and Utiliquest.

               Our first quarter results continued to demonstrate solid organic growth, significant margin expansion, and a noteworthy increase in operating cash flow. Revenue increased sequentially by $13 million from the prior quarter and by over $37 million from the year ago quarter. This represents an organic growth rate of 23.7%. In addition, our forecasted second quarter revenue indicates continued year-over-year organic growth.

               Gross margin increased by 81 basis points sequentially from the fourth quarter to 24.98%, while sequentially both G&A and depreciation and amortization decreased slightly. Both the G&A and depreciation and amortization percentages continued to be favorably impacted as relatively

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               fixed costs were leveraged by increased quarterly revenue. The pre-tax margin expanded by over 100 basis points from last quarter.

               Liquidity remained ample with over $149 million in net cash. Cash increased by $19.9 million during the quarter, despite $2.4 million of capital expenditures net of disposals, which were required to support our growth. Day sales outstanding was 75 days, a sequential decrease of two days during the quarter. Cash flow from operations totaled $21.2 million and working capital increased sequentially from the prior quarter.

               During the quarter we welcomed the effects of a growing overall economy, major telephone company expenditures, which grew year over year and sequentially for the first time in over two years, and robust spending by several cable customers. Revenue from Comcast was $68.2 million. Comcast was Dycom's largest customer for the quarter at 34.8% of revenue, down from 38.1% in the previous quarter.

               Additionally, revenue from Charter and Patriot Communications both increased sequentially. Revenue from our major telephone company customers - Sprint, Bell South, Qwest and Altel - increased both sequentially from the fourth quarter and year over year.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               Employee headcount increased to 5,470 at the end of the first quarter from 5,259 in the previous quarter.

               And perhaps most interestingly, a major incumbent local exchange carrier last week announced the winners of its RFP for the telecommunications equipment required for a technology known as fiber to the premises or FTTP, and outlined its five-year deployment plans. Furthermore, a senior industry executive was recently quoted as saying, "World-class networks are essentially the critical infrastructure that provide the product differentiation that we offer in the marketplace." This view evidences the central importance of our services to our customers and signals a possible upturn in telephone company capital expenditures and fiber deployments in calendar 2004 and beyond.

               During the quarter we continued to book new work. For Comcast we received system upgrade contracts for Salt Lake City, Upton, Michigan, and Santa Cruz, California; and for Adelphia, upgrade projects for Morrow, Ohio and Frederick, Maryland.

               In addition, we secured several master contracts for telephone companies, including extensions with Bell South for Chattanooga and Knoxville,

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                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               Tennessee and with Citizen Communications for Tennessee, West
               Virginia, and Pennsylvania. Finally, we were awarded two new contracts from Altel for Lexington and east Kentucky and two new central office contracts for SBC Communications in Kansas City and Oklahoma City.

               Now for a general review of our pending acquisition of First South. First South Utility Construction is headquartered in Greensboro, North Carolina and provides its services throughout the eastern United States. The acquisition of substantially all of its assets will enhance our scale, increase both our customer diversification and penetration, yield obvious synergies, and present margin expansion opportunities. Due to its geographic location it fits naturally within our current southeast operations and expands our already leading capabilities in that crucial regional market. It increases our exposure to telephone company expenditures and an upturn in the general economy.

               Given its overlap with our current subsidiary operations, First South will be completely folded into two existing Dycom subsidiaries. Integration planning is well advanced, and we anticipate the elimination of significant

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               amounts of duplicative overhead and the generation of meaningful cost synergies.

               Upon completion of the integration, we expect cash flow margins, which equal or exceed current Dycom cash flow margins. We anticipate that the acquisition will be accretive no later than our April quarter. The First South acquisition presents significant strategic benefits and has been well received by our joint customers and employees.

               Next I'll review our pending acquisition of Utiliquest. Utiliquest is headquartered in Atlanta, Georgia and provides underground utility locating services throughout the country. It is generally viewed as the largest locating firm in the United States. Its acquisition will enhance our scale, provide significant product line and customer diversification, expand our geographic footprint, yield clear and quantifiable synergies, and present margin expansion opportunities.

               Utiliquest currently employs over 1,900. It, in conjunction with our existing locating operations, will possess unparalleled scale, capability, and resources to serve our customers. It dramatically increases our exposure to routine and recurring maintenance expenditures by our

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               customers, and will position Dycom to broadly benefit from an upturn in general economic activity. It has a strong geographic presence in the mid-Atlantic, southeast, Texas, Colorado, and California.

               Given its operational overlap with one of our locating operations, Utiliquest will be combined administratively with an existing Dycom subsidiary. Integration planning is ongoing, and we again anticipate the elimination of significant amounts of duplicative overhead and meaningful cost synergies. Upon completion of the integration, we expect cash flow margins, which equal or exceed current Dycom cash flow margins, although those margins will be seasonally stronger from April through October each year. We anticipate that the acquisition will be accretive no later than our April quarter.

               The Utiliquest acquisition strategically positions Dycom to uniquely benefit from a general economic upturn, any increase in overall excavation activity, including any activity arising from fiber to the premise initiatives, and dramatically increases the portion of Dycom's revenue driven by routine and recurring expenditures by our customers. It has been well received by our joint customers and employees.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               As Dycom grew this quarter, we demonstrated our continued
               stability and unparalleled ability to profitably respond both organically and through acquisition to growth opportunities.
               First and foremost, we maintained strong customer relationships throughout our markets. This view has been clearly demonstrated in multiple discussions with our customers arising from our two announced acquisitions. Net cash remained ample and grew over $19 million in the quarter, and our already strong working capital position strengthened.

               As economic conditions improve, Dycom's superior financial health has allowed us to differentiate ourselves from our competitors in the eyes of our customers, employees, and suppliers. Dycom's financial strength and strong customer relationships have been key to our ability to demonstrate marked organic growth and pursue significant strategic acquisitions simultaneously.

               Over the last several quarters we have repeatedly stated our belief that, as profitable growth opportunities return to our industry, we will be one of the first of the best-positioned firms in our industry to take advantage of them. We believe that this advantage, relative to other industry participants, continues to become more pronounced every day.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               After weighing all of the factors we have discussed today, we have updated our forecast as follows: For the second quarter of fiscal 2004 we anticipate earnings per share of $0.13 to $0.17 on revenues of $140 million to $155 million. This outlook anticipates a growing economy in the U.S.; normal, but not especially difficult seasonal weather; continued spending by Comcast on its acquired systems; and firming seasonal demand from our telephone customers.

               This outlook does not include any revenues or earnings from our pending acquisitions of First South and Utiliquest. We will update our outlook upon the closing of these acquisitions.

               At this point I will turn the call over to Dick Dunn, our CFO. Dick.

R. Dunn Thank you, Steve. Contract revenues for the current quarter were $196 million, up 23.7% from last year's Q1 of $158.5 million. For the quarter, sales from our top five customers accounted for 69.7% of total revenues versus 56% for the prior year's first quarter.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               The top five customers for the two periods are as follows: For Q1 of fiscal year 2004 customers were Comcast at 34.8%; Sprint at 13.7%; Bell South, 10.9%; Qwest, 5.6%; and Adelphia, 4.7%.

               For Q1 of fiscal year 2003 the top five customers are as follows:
               Comcast at 22.4%; Bell South, 12.6%; DIRECTV, 8.2%; Sierra Touch America, 6.5%; and Charter Communications, 6.3%.

               Net income for the first quarter was $13.9 million versus $4.1 million in fiscal year '03, representing an increase of 238.5%. Fully diluted earnings for the quarter were $0.29 per share, a 222% increase from last year's $0.09 per share results. Operating margins for the quarter increased 763 basis points, coming in at 11.29% versus last year's 3.66%. This increase was due to a 296 basis point decrease in cost of earned revenues, a 260 basis point decrease in general and administrative expenses, and a 207 basis point decrease in depreciation and amortization.

               The effective tax rate for the quarter was 40.2% versus 42.5% for the prior year's period. Net interest income for the quarter was approximately $318,000 versus $275,000 for the comparable prior year period. This

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               interest income is generated through investments in high quality municipal and corporate instruments.

               Other income for the quarter, consisting primarily of gains associated with the disposition of fixed assets, was $800,000 versus $1.1 million for the comparable quarter in our fiscal 2003 year.

               Operating activities for the quarter resulted in positive cash flow of $21.2 million. The primary components of this amount were net income of $13.9 million and depreciation and amortization of $9.3 million, partially offset by increases in working capital of approximately $2 million.

               Investing and financing activities for the quarter resulted in the use of $1.2 million. The primary components of this amount were capital expenditures of $3.8 million, partially offset by proceeds from the sale of fixed assets of $1.4 million and $1.2 million of proceeds associated with the exercise of employee stock options. Cash and cash equivalents at the end of the quarter were $149.8 million, up $19.9 million from the prior quarter.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               During the quarter current net receivables increased $2.8 million to $124.8 million, resulting in a DSO of 57.9 days. This figure represents a decrease of 2.8 days from the last quarter's DSO of
               60.7 days. Net unbilled revenue balances increased in the quarter from $34.1 million to $36.6 million, resulting in a DSO of 17 days, unchanged from last quarter. On a cumulative basis the combined DSO for our trade receivables and net unbilled revenues decreased from 77.7 days to 74.9 days, a decrease of 2.8 days.

               Net intangible assets were essentially unchanged at $107.3 million, and finally, at October 25th the accrual for our self-insured casualty program decreased $500,000 to $24.9 million from the prior quarter's balance of $25.4 million. Steve.

S. Nielsen     Thanks, Dick. Now, Linda, we'll open the call for questions.

Moderator      Our first question comes from the line of Steven Fox with Merrill
               Lynch. Please go ahead.

S. Fox         One quick question. Can you just clarify your 12-month backlog?
               Did you say it was $417 million or $470 million?

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     It was $417 million, Steve.

S. Fox Then could you provide a little bit more detail on the acquisitions, at least maybe in terms of trailing look at sales and EBITDA levels or something along those lines?

S. Nielsen     I think, Steve, because we haven't closed them we're going to be careful, but in the case of First South we expect revenues of in the mid-40s. With regards to Utiliquest, I think there is public information out on their Web site that would indicate revenues in excess of $125 million to $130 million. We would expect those revenues and some more.

S. Fox         And you expect them to be as profitable as ...

S. Nielsen     As our current cash flow margins. That's the plan.

S. Fox And then the last question, just on the Comcast business. How much business do you expect to see decline, say, over the next couple of quarters as some of the upgrade work is done? How much is that risk?

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     I don't know that it's a risk, Steve. What we're managing, as
               Comcast has, you know, stated publicly, and we've said it all along, that by the middle of next calendar year they will be substantially complete with their targeted AT&T upgrade. There will be some other upgrades that are ongoing just given the nature of their system, and so we have a pretty good handle on what backlog does over the next couple of quarters. We also are having discussions with them and with others about ongoing maintenance and capital upgrade or capital opportunities, and those are, at this point, still not determined, given that everybody is still focusing on meeting the schedule for the middle of next year.

S. Fox         Thank you very much.

Moderator      Our next question comes from the line of Mark Hughes with
               SunTrust.  Please go ahead.

M. Hughes      With respect to the fiber to the premises, any activity in terms of signing up contractors as of yet, and does it look like that will be sort of in conjunction with equipment manufacturers or the carrier is going to do that contracting separately?

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                                                          DYCOM INDUSTRIES, INC.
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                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     Mark, what we know is publicly available. Verizon made an award last week of their equipment RFP, and had indicated that they were in the process of having a discussion about construction services to get that placed. Beyond that we can't comment.

M. Hughes      When would you normally start to get more details or see this activity pick up?

S. Nielsen     When Verizon shares them with everybody.

M. Hughes      Okay. How did Utiliquest do during the downturn in '01 and '02?
               Can you give us a sense of what their peak might have been, how much volatility they saw?

S. Nielsen     They've actually grown throughout that period, Mark. The locating business is much more generally correlated with the overall economy rather than cap ex specifically, and so their business, like our own if you look at our locating business over that time period, has actually had some modest, but steady, growth.

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M. Hughes      Then in terms of valuation on the acquisitions, anything you can say in terms of multiple and then to what sort of earnings you applied that to? Was it trailing? Was it forward? What did you pay and what was your methodology?

S. Nielsen     I think, Mark, historically, and we're glad to hear from you again, you know that we've paid anywhere from four times cash flow to six times and I think both of these deals, after we get them integrated into our structure, will fall squarely in that range.

M. Hughes      Great. Good to chat with you. Thanks.

Moderator      Our next question comes from the line of Alan Metroni with Copper
               Beach Capital.  Please go ahead.

A. Metroni     Could I just get a little more customer information?  Could you tell us what DIRECTV was in the quarter as a percent of revenues?

S. Nielsen     Yes. I show 3.19%, Alan.


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A. Metroni     Charter Communications, you talked about getting some contracts or seeing some increase there, but I didn't see them show up on your customer list as a top five. Can you just give us a couple?

S. Nielsen     Yes. It was 2.94%, which was up sequentially again. That's the second quarter in a row that it was up.

A. Metroni     Also, I was a bit surprised that Adelphia actually went down on a dollar basis given the cap ex that they're spending, but you talked about seeing ramp ups there. Can you just give us some more detail?

S. Nielsen     Yes. I think, at least in the areas that we are seeing some growth with Adelphia, they are still getting the head end infrastructure in place and some of the basic building blocks. I think that equipment is expensive and it has to be spent first before we can get to the upgrades. So with the recent awards that we have seen with Adelphia, we actually think that once they get that head in infrastructure in place that they will be pushing to up the pace of upgrade spending.

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A. Metroni     So actually, call it, roughly $10 million run rate that we've seen the last couple of quarters that you've done with Adelphia is really pretty understated and is going to get a lot better over the next 12 to 24 months?

S. Nielsen     My sense is that activity is picking up. They are pushing to get projects at run rates going into next year. The only caveat there, Alan, is we do do a substantial amount of work for Adelphia in northern New England, and so our ability to ramp up through the winter may be impacted by weather.

A. Metroni     Also, you talked about Altel, that you won some MSA work there.
               What percentage of business was Altel this quarter?

S. Nielsen     A little over 4%.

A. Metroni     And have we seen and can you give us a size as to how big that contract could be when it's finally up and running or how much of it contributed this quarter, the ones in Lexington and eastern
               Kentucky?

S. Nielsen     When they're up and running, and we're in the process of gearing those up fully for the first of the year, we could expect $8 million to $10 million out of those contracts.

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A. Metroni      Is that annually or is that ...

S. Nielsen      That's annually and that's incremental.

A. Metroni     Also, since you brought up the Verizon RFP in general, or I guess in response to a question from Mark, do you have any sense of timing as to when they may award the contracts? I realize the equipment vendors have gotten theirs. Do you think they want to tie this all up before year-end?

S. Nielsen     We have no view on their timing.

A. Metroni     Let me ask you a different theoretical question and I'll get back in queue. Based on what ... was saying at some recent conferences, they were talking about a million homes. By my math that equates to, if they want to do that next year, somewhere close to $300 million in revenues from a construction piece. Is that in the ballpark?

S. Nielsen     Alan, there are so many variables that go into making that analysis and we're just not going to speculate.

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A. Metroni     Okay, but you haven't factored that into any of your estimates, right? Any of your expectations?

S. Nielsen     We have not factored anything other than what we know about today.

A. Metroni     I'll get back in queue. Thank you.

Moderator      Our next question comes from the line of Alex Rygiel with
               Friedman, Billings, Ramsey. Please go ahead.

A. Rygiel      Thank you and very nice quarter, gentlemen.

S. Nielsen     Thanks, Alex.

A. Rygiel      Steve, you mentioned several times that with regards to your two acquisitions current cash flow margins are equal to or slightly better than Dycom's current cash flow margins. Could you define what current means?

S. Nielsen     Current quarter, Alex. As always, you know we've been doing acquisitions for a long time; we want them to be accretive to our margins.

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A. Rygiel      So current cash flow is defined as the most recent quarter?

S. Nielsen     The current quarter.

A. Rygiel      Great. Thank you. Just generally speaking with regards to fiber to the premise, are you seeing any of the other Bells discuss taking fiber all the way to the home as aggressively as Verizon is at this time?

S. Nielsen     I have not seen anything publicly. I mean I think we have
               historically done a lot of work for Bell South and green field deployments with what they call fiber to the curb, which is essentially the same deployment, and they are continuing to do that in the new subdivision work that we do. We have also deployed at times a fair amount of fiber to the curb for Sprint in some of their growing markets. So I think those all continue.
               Beyond that I have not seen any public comment.

A. Rygiel      With regards to your Charter revenues in the quarter, was that primarily driven from market share gains or increased spending in existing markets by Charter?

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S. Nielsen     I think it was both. We have picked up some additional work in the southeast that we did not have six months ago, and they're also continuing to spend in kind of their traditional Midwest markets where we have served them for a long time.

A. Rygiel      And you suggested, with regards to your two acquisitions, that there's going to be a fair amount of office consolidation. At what point in time in the future will you update us on whether or not you'll be taking any type of a charge for that?

S. Nielsen     We have no plans to take a charge at this point, Alex, as we have not taken charges on prior acquisitions. We'll fair value the assets and liabilities through the purchase accounting, and while there will be some modest severance costs, they're anticipated in our outlook.

A. Rygiel      Great. One last question: Do you have any further plans to make acquisitions over the next six to 12 months?

S. Nielsen     Our view, Alex, is that we're going to be opportunistic. I mean we feel good about where the general economy is, and if the economy begins sustained growth, this is probably a good time to be looking at acquisitions

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               if you want to have a high likelihood that your forward multiples three and five years out are lower than what you pay.

A. Rygiel      Great. Thank you very much.

Moderator      We have a question now from the line of Michael Jurinski with
               Vinick Asset Management.  Please go ahead.

M. Jurinski    Great quarter. I have two questions here. The first one on the tax rate; I believe you had previously been guiding towards about
               42%, and I just wanted to find out what went into the lower tax rate and what I should be looking at going forward?

R. Dunn We indicated last year that we had done some restructuring, which would help our tax rate. Generally speaking, I think that at these income levels that's probably a pretty good rate, this quarter's rate, going forward.

M. Jurinski    So I should model that going forward?

R. Dunn        Yes.

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S. Nielsen     I think the other thing is at this income level you know we have some schedule M and book tax differences that the more money you make they're a smaller percentage of your pre-tax income.

M. Jurinski    The other one is can you give a little bit more color on the business outlook you have going forward in terms of the opportunities that are there? Your backlog is up sequentially.
               You've come off of two real strong quarters now, and now your forecast here seems to be indicating a much greater seasonal drop-off than I would normally expect. I look at a normal drop off for you seems to be about 10% to 15% from the first quarter into the second quarter. Does this look like you're not in a normal environment anymore or what's going on?

S. Nielsen     No. I think what it indicates is we have growth with our
               telephone company customers. We're going to be cautious about how that extends into 2004 just because we're generally conservative.
               If you pull out our Touch America revenue from the year ago period, the rest of our telephone business was up about 14%/15%.
               That's a good growth rate that surely hasn't been seen in a while, and we want to be careful that we don't get ahead of ourselves going into 2004. We do have the Comcast business where we still have good business there, but we know by mid '04

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               that they'd like to be substantially complete. Usually what
               Comcast says they're going to do they will do, and so we're factoring those into our outlook. I think when we did take another look at it and updated our view from 90 days ago that our current outlook for this quarter was better than our outlook was 90 days ago, which is a nice trend line; once again, something we haven't had happen for a while.

M. Jurinski    So from just the perspective of what it feels like out there from a business standpoint, it's not feeling that it's any worse than normal?

S. Nielsen     No, I don't think so. I mean my general sense is that we're seeing more opportunities and more growth. We're actually, and this is a good thing in our business, there are certain projects that customers are pushing to get spent in this budget year and we're seeing a little bit of tightness in the labor supply. While most people might think that's a bad thing, from our perspective that's a good thing because it promotes discipline in the marketplace.

M. Jurinski    You had mentioned the headcount increased last quarter. Are you still adding bodies?

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S. Nielsen     Right now we're trying to add them so we can meet our customers'
               needs.

M. Jurinski    Great. Thank you very much. Great quarter.

Moderator      We have a question now from the line of Matthew Berg with Leifer
               Management.  Please go ahead.

M. Berg Just a follow-on to that last question. Within the environment that you're describing, do you think we're going to see a ramp up in cap ex for fiscal '04 budgets?

S. Nielsen     You know, I think, as always, it's difficult to forecast the interaction of an upturn in the economy. With the capital budgets of our customers just as kind of coming into a recession our customers' budgets lag, kind of the downturn. They generally have lagged in upturn. I mean if the economy shows two, three, four quarters of 4% or 5% or 6% growth rate, that's clearly going to drive access lines, clearly going to drive new housing, and in every other economic cycle it has tended to firm and increase cap ex, but there may be a lag. That's also historical...

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                                                          DYCOM INDUSTRIES, INC.
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                                                 November 25, 2003/8:00 a.m. CST
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M. Berg        That, in combination with the Verizon fiber to the premises and then the Bell South and SBC, I mean this seems like this is a very strong environment for your business. Any color on that?

S. Nielsen     I think it's certainly a better environment to come to work in every day than it has been since the first calendar quarter of '01. We clearly like to see sustained momentum, both in the general economy and with our customers' businesses. I mean we do well when our customers do well, and to the extent that their businesses pick up, I think they will be happy to spend money to support growth. That's been difficult for them over the last couple of years.

M. Berg Then, as someone a little bit new to the story, it seems like you generated a significant amount of cash this quarter and you have a lot of cash on your balance sheet. How are you going to use that cash? Do you have a share buyback program? Are you going to pay a dividend?

S. Nielsen     If you look back, we've announced two cash acquisitions that are not closed. They're pending, but we expect them to close before the end of next week, and that will utilize substantially all of our cash balance. We have a $200 million credit facility, and we will probably utilize that so we

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               don't draw down all of the cash, but right now is not a bad time to be borrowing. I mean when you have a better outlook and you have low borrowing costs, it's the time to reinvest in your business.

M. Berg Absolutely. Congratulations on the quarter and thanks for your answers.

Moderator      We have a question now from the line of Steven Korn with Lowe's
               Corporation. Please go ahead.

S. Korn Do you have any sense of, if Verizon passes a million homes in '04, how much of that work they're planning on doing internally versus outsourcing?

S. Nielsen     I have not seen them comment on that so we don't have any view on that right now.

S. Korn Then I know Steve asked this question again. You said $417 million was the next 12-month backlog?

S. Nielsen     Yes.

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S. Korn        And that compares to last quarter of $446 million?

S. Nielsen     I think it was $446 million or $444 million, something like that.
               The way our backlog is calculated is pretty conservative. For our master contracts we look back 12 months, take our average monthly revenue, and then forecast for the balance. So to the extent that you're in an up cycle, you may underestimate your backlog because you're looking at trailing numbers for the estimate.

               To the same extent, when you come off strong numbers it may overestimate the backlog. It's the consistent practice of the company to do it this way, and so that does cause some variability around the number quarter to quarter.

S. Korn And then just for modeling purposes, if you're paying mostly cash for these acquisitions, what were you earning, approximately, on the cash sitting on the balance sheet?

S. Nielsen     We'd almost be embarrassed to answer. Dick, what is the number?

R. Dunn        It's in the neighborhood of one percent.

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                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     One percent tax-free.

S. Korn        So if you're earning one and then you're going to get ...

R. Dunn        Tax free is more like 80/90 basis points.

S.             Korn Thank you, guys.

Moderator      We have a follow-up question from the line of Alan Metroni with
               Copper Beach Capital. Please go ahead.

A. Metroni     I missed the answer to the cap ex. What's your budget for this coming fiscal year?

S. Nielsen     It's about $22 million on cap ex.

A. Metroni     That's gross, right?

S. Nielsen     No. That's net of disposals.

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A. Metroni     That's net of disposals. Okay. Do you have any sense as to a gross number? Maybe $5 million more?

S. Nielsen     Maybe $3 million or $4 million more.

A. Metroni     Cap ex has been relatively low with regards to depreciation.
               Maybe you could explain. I saw depreciation jump this quarter a few hundred thousand, even though cap ex really hasn't picked up.
               Was there something behind that, Dick?

R. Dunn Yes. Historically we have used a half-year convention method for depreciation, although the last two years we've moved to a straight line. What happens when you dispose of assets in the early part of the year you end up with a half-year worth of depreciation and so it kind of doubles up in the first quarter.

A. Metroni     So you think we can go back to a run rate of sort of $8.9 million roughly or something like that nature?

R. Dunn        Yes.

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A. Metroni     So this is sort of more of a one-time anomaly, right?

R. Dunn        Yes, it should be.

A. Metroni     Also, I know there are new rules. Are there any one-time charges within the SG&A, either for bonuses, accruals for this past year or for deal cost expensed into the numbers?

S. Nielsen     The deal costs, Alan, are always part of the purchase accounting to the extent that that's the way we account for them. So we've had travel expenses and those kinds of issues, but nothing material.

               The bonuses are calculated on a formula that levers off a pre-tax margin, and so I mean it's not a one-time charge. That's the way we've always done it.

A. Metroni     But that was in this quarter?

S. Nielsen     It's in every quarter.

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                                                 November 25, 2003/8:00 a.m. CST
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A. Metroni     So it goes. That's fine. Also, how many shares are outstanding as of now?

S. Nielsen     Are you talking basic or are you using treasury share ...

A. Metroni     If you can, give us the basic number first and then talk about options.

S. Nielsen     As we have our annual shareholder meeting in about an hour and 20 minutes I guess we should know, but it's a hair under 48 million.

A. Metroni     And in terms of options, just another maybe half a million?

S. Nielsen     In terms of those that are in the money.

A. Metroni     Yes.

S. Nielsen     Yes, the treasury share method is about a half a million of dilution.

A. Metroni     That's fair. Just to follow up with Alex's question, I want to understand, I just want to make sure I heard you right. You were giving us trailing 12 months, roughly, revenues for First South and Utiliquest?

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                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     Yes. That's a historic.

A. Metroni     So roughly $175 million combined on a trailing basis, right?

S. Nielsen     That's correct.

A. Metroni     So one times revenues. It seems like when you talked about cash flow margins you're talking about EBITDA margins?

S. Nielsen     Yes.

A. Metroni     Can I understand? The last couple of quarters you're running in the 15%/16% type of level. Those are the margins you're talking about to these companies?

S. Nielsen     What we said was that they would be there or better and the better is what the plan is.

A. Metroni     Then do you still have the Adelphia receivable on your books?

S. Nielsen     Yes. It's down there in the other long-term assets.

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A. Metroni     So nothing has changed. Any progress with that? It seems like probably within the next nine months or so that they're going to be out of bankruptcy.

S. Nielsen     We're generally encouraged that the market for unsecured claims, which we consider to be inferior to the lien claims that we have, have traded up significantly. So that is encouraging.

A. Metroni     And lastly, when I run through, you're going to pay about $170 million in cash out of pocket for these deals, correct?

S. Nielsen     Yes. That's what we've announced.

A. Metroni     And with $150 million on your books, and it looks like you're going into, obviously, seasonally slower quarters and cash flow should be good. It seems like within a few months you'll have still no debt on your books. Am I right in thinking that you could pay this off relatively quickly?

S. Nielsen     I don't know that we could pay it entirely off, but we can certainly whittle it down substantially.

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                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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A. Metroni     And can you remind me of what the original amount of the
               receivable was on Adelphia and what the carrying value is right now?

R. Dunn Yes. The original amount was approximately $40 million, Alan, and it's $21.4 million or thereabouts.

S. Nielsen     $21.4 million.

A. Metroni     $21.4 million you're carrying on your books?

R. Dunn        Right.

A. Metroni     That's fair. What do you pay right now on your line?

R. Dunn Of course, we haven't borrowed under it, but the grid pricing would be LIBOR plus 1.5%.

A. Metroni     LIBOR plus 1.5 basis points?

R. Dunn Of course, we're paying commitment fees, so we'd...50 basis points currently, which would go away if we borrow.

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                                                 November 25, 2003/8:00 a.m. CST
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A. Metroni     So basically you're still borrowing it under maybe 3% or less?

R. Dunn        In that neighborhood.

S. Nielsen     Incrementally, because we have cash so you have to also offset if we keep cash what we'd earn on it. We can borrow pretty cheaply.

A. Metroni     If I could step back for a second, rather than talking about details and just looking at the big picture, in reading your annual report, the chairman's letter, and in just hearing the kinds of contracts and market share you're taking, it seems to me that we're walking into a period that we haven't seen in years, where cable looks like they still need to upgrade and spend money on voice over IP and telco is looking at fiber, which could be many, many years of work. How do you see yourselves playing in the upgrade cycle? I mean is it go after the Verizon contract soon or sit back and look for the Bell Souths and others? I mean do you see much competition for getting these, given the working capital needs and the experience you need to get this business?

S. Nielsen     Alan, in this business you always have to be paranoid, and you're only as good as whatever service you provide the customer today.
               We're never

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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               going to say that we're not concerned about the competitive environment. We think that we husbanded our strength through the recession and have positioned the company to do as well, if not better, than other folks in the up cycle, but that's only as good as our ability to execute it. All of the management who's on the phone right now listening to this call know that because they hear it every day.

A. Metroni     And then lastly, thank you, I appreciate it, for the Altel you talked about $8 million to $10 million incremental revenues on a run rate basis for the MSA work. Citizens Communications in Tennessee and West Virginia and others, how much is that MSA work on an annual basis?

S. Nielsen     It's been depressed, but I think it's in the neighborhood of $5 million to $7 million a year.

A. Metroni     That will be incremental to what you're running now?

S. Nielsen     No. Those were extensions, Alan.

A. Metroni     Extensions of what you have?

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     Yes. We have that work currently.

A. Metroni     And lastly, if I'm right on this Comcast work, some of those jobs are new jobs maybe; it looks like share gains from other competitors?

S. Nielsen     I don't know that we took work from anybody, but we were asked to help out to make sure that they met the schedules that they had committed to and we were happy to do that.

A. Metroni     Do you have any sense about when you're going to hear about maintenance work or others from Comcast?

S. Nielsen     Yes. I think that's an evolving process, Alan. I don't expect that there will be a singular approach, but I know what their long-range plan is. I also know that they generally get where they want to go.

A. Metroni     Great. It looks like you have a lot of good things ahead of you.
               I appreciate it. Thanks a lot for the update. Do you expect to have a conference call when you close these deals to give us ...?

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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S. Nielsen     Absolutely. When we own the businesses, we will provide more granular detail.

A. Metroni     And then lastly, is that the reason why you didn't give us two quarters out guidance? You wanted to close the deals and talk a little more about things?

S. Nielsen     I think that would be a pretty good approximation of what we were thinking.

A. Metroni     Thank you.

Moderator      We have a question now from the line of Angelo Metioli with
               Aspland. Please go ahead.

A. Metioli     On these two pending acquisitions of First South and Utiliquest, could you tell me what your estimated goodwill would be from those purchases?

S. Nielsen     Yes. I think we haven't closed and so we're a little bit reticent to provide that kind of detail, but I think we can say safely that it's in the neighborhood of $140 million.

A. Metioli     Thank you very much.

Moderator      We have a follow-up question from the line of Alex Rygiel with
               Friedman, Billings, Ramsey. Please go ahead.

A. Rygiel      A quick question for Dick. Backlog at the end of this quarter was about $900 million in total, about $417 million to be worked off over the next 12 months. Can you give me the same corresponding figures for the end of the fiscal first quarter of '03?

S. Nielsen     We can give you the total, Alex, because I have a schedule in front of me. It was $673.8 million. What it was in the 12-month period we're checking.

A. Rygiel      Doing the quick math, that looks like it's up about 30% plus?

S. Nielsen     That would be my quick math also.

Moderator      We have a follow-up question from the line of Mark Hughes with
               SunTrust. Please go ahead.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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M. Hughes      In terms of subcontractor use, are you using more subcontractors or are you hiring folks internally?

S. Nielsen     I think we're doing both right now, Mark. As we indicated, we have demand for additional crews and we are both hiring employees and adding subcontractors.

M. Hughes      Now how about in the fiber to premises, is that work that the
               ILEC would normally do themselves? Is that something they outsource or would they even have the capacity to do that kind of incremental work?

S. Nielsen     I think, Mark, that any one of the ILECs could do anything they wanted to to accomplish the work. They all have different work practices. Sometimes, even within an ILEC, from region to region around the country they will do some things in house and outsource others and the mix changes. We would think, generally, if construction activity picks up, that each one of the ILECs makes use of contractors. So I think there will certainly be a general benefit that we could speculate upon. Anything more specific would be case by case.

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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
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M. Hughes      Right. Do you think they'll be hesitant as activity picks up to make permanent hires and more likely to outsource? Do you think that will be...

S. Nielsen     If we get a chance to voice our opinion, we'd certainly say the same thing.

M. Hughes      I'm sure you'll pass that along.

S. Nielsen     We'll use you as a reference, Mark.

M. Hughes      All right. Appreciate it.

Moderator      We have a follow-up question from the line of Alan Metroni with
               Copper Beach Capital. Please go ahead.

A. Metroni     Last year you had one of your worst quarters in a long time, this coming equivalent of the fiscal, I guess, second quarter for '03.
               The weather hurt you and it seemed like there wasn't much business. A year makes a lot of difference, but November, I'm hearing from a lot of construction companies and other companies that deal with outside plants that, obviously, and I'm sitting here in New York, weather is pretty good in

                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                 November 25, 2003/8:00 a.m. CST
                                                                         Page 46


               November. Can you give us a sense of how the quarter is going so far or how November compares with your expectations versus last year?

S. Nielsen     I think generally it's been, as I said in my comments, normal seasonal weather. The issue in our business, as we talked about last year, is the weather between the holidays. If you have significant weather and you have mid-week Christmas and New
               Year's, it can make for a short quarter, like about a week shorter than normal. That's what we'll just have to pay attention to.

A. Metroni     Also, Bell South is up, I guess, every quarter the last four.
               Looking at their cap ex budget, it looks like they've spent almost 5% more sequentially, and it looks like they're going to spend 10% to 15% more. A lot of the RBOCs look that way in the fourth quarter. Is this just, as you said earlier, maybe just economic activity coming back a little or are you seeing a lot of project work coming out that had been on hold for some of the RBOCs for a long time?

S. Nielsen     I think, generally, as they start feeling better about the economy they start to spend some money. To the extent that there is some, perhaps not access line growth in total, but access line growth in certain specific geographic

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               areas that they will spend money to maintain good customer service. None of our ILEC or RBOC customers, you know, is ever going to let a capital budget get between them and providing good service, so area by area spending can be up.

A. Metroni     And then lastly, regarding First South and Utiliquest, can you give us some of the big customer exposures of the companies? I mean you talked about MSA work for them and sort of recurring business. Which of the RBOCs or which of the utilities are they most exposed to?

S. Nielsen     First, South clearly is a leading provider to Bell South. They also perform work for Century Tel and some of the rural southeast telephone providers; Utiliquest, not surprisingly, folks like
               Qwest, Bell South, Verizon, Excel Energy, some of the other electric utilities that they serve in conjunction with their multiple locates for communications companies.

A. Metroni     And then two other quick questions. I appreciate the time you're spending. Your guidance for this coming quarter, I mean I know maybe once bitten twice shy regarding weather, what does it assume for weather, how many work days?

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S. Nielsen     I think normal winter weather, but not the kind of weather we had last year, which was outside the norm in our experience.

A. Metroni     Then I guess not the kind of weather we're having so far in
               November either?

S. Nielsen     You said that, Alan. We didn't.

A. Metroni     That's fair. Lastly, the next question regards are there any new customers that you got from these deals? I mean customers that you haven't had experience with and working with, and maybe you can sell them more services or maintenance services or expose them to more of the Dycom family?

S. Nielsen     I think historically we've had work for Century Tel, but not near the opportunity that First South has. I think generally in our locating business, and I think this would also be true with Utiliquest, that that business tends to work for more gas and electric utilities, any utility that has buried facilities. So to the extent that that piece of our business grows, you also see an increase in recurring revenue, but you also see a broader customer base.

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A. Metroni     I'll ask it because I've come up with a new question. From a maintenance perspective, when you get MSA work or some more maintenance work for cable companies or others, can you give us a sense of what the margin differential is between that work from a gross margin perspective versus some of the more time-intensive upgrade work?

S. Nielsen     I think that we'll always shoot to have consistent margins across those businesses, and we've been able to on the telephone side.
               In the cable industry that's an evolving model, and we will manage as much margin out of it as we can and remain competitive.

A. Metroni     Great. Thank you.

Moderator      Mr. Nielsen, we have no further questions at this time. Please continue.

S. Nielsen     Thanks, everyone, for your time and attention, and we'll speak to you after our next quarter, towards the end of February. Thank you.

Moderator      Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T
               Executive Teleconference. You may now disconnect.